Exhibit 10.10

HEMAB THERAPEUTICS HOLDINGS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Effective upon the effective date (the “IPO Effective Date”) of the Registration Statement on Form S-1 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended, of the initial public offering of shares of common stock (the “Common Stock”) of Hemab Therapeutics Holdings, Inc. (the “Company”), each of the Company’s non-employee directors shall be entitled to the following compensation for their service on the Company’s Board of Directors (the “Board”) and the committees of the Board.

Director Compensation

The Company’s goal is to provide compensation for its non-employee directors in a manner that enables it to attract and retain outstanding director candidates and reflects the substantial time commitment necessary to oversee the Company’s affairs. The Company also seeks to align the interests of its directors and its stockholders, and the Company has chosen to do so by compensating its non-employee directors with a mix of cash and equity-based compensation.

Cash Compensation

The cash retainers that will be paid to the Company’s non-employee directors for service on the Board, and for service on each committee of the Board on which the director is then a member, and the cash retainers that will be paid to the chairperson of the Board, if one is then appointed, and the chairperson of each committee of the Board will be as follows:

	Member Annual Retainer	Chair Incremental Annual Retainer

Board of Directors	$40,000	$30,000

Audit Committee	$10,000	$10,000

Compensation Committee	$6,000	$6,000

Nominating and Corporate Governance Committee	$5,000	$5,000

The foregoing retainers are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that (i) the amount of such payment is prorated for any portion of such quarter (based on the number of days served in the applicable quarter) that the director is not serving on the Board, on such committee or in such position, and (ii) no retainer shall be payable hereunder in respect of any period prior to the IPO Effective Date and the first payment hereunder shall be prorated.

Equity Compensation

Initial Grants. Upon initial election or appointment to the Board, each non-employee director will be granted, automatically and without the need for any further action by the Board, an initial equity award of an option to purchase 36,000 shares of Common Stock. The initial award shall have a term of ten years from the date of grant of the award and shall vest and become exercisable as to 2.7778% of the shares underlying such award at the end of each successive one-month period following the grant date until the third anniversary of the grant date, subject to the director’s continued service to the Company through the applicable vesting date. The vesting shall accelerate as to 100% of the shares upon a change in control of the Company. The exercise price shall be the closing price of the Common Stock as reported on Nasdaq on the date of grant.

Annual Grants. Beginning with the annual meeting of stockholders held in 2027, each non-employee director will be granted, automatically and without the need for any further action by the Board, an annual equity award on the date of each annual meeting of stockholders of an option to purchase 18,000 shares of Common Stock; provided that for a non-employee director who was initially elected to the Board within the six-month period preceding the annual meeting of stockholders, the number of shares subject to such award shall be prorated based on the number of days served by such director during the preceding year. The annual award shall have a term of ten years from the date of grant of the award and shall vest and become exercisable in full on the one-year anniversary of the grant date (or, if earlier, the date immediately prior to the date of the first annual meeting of stockholders occurring after the grant date), subject to the director’s continued service to the Company through such applicable vesting date. The vesting shall accelerate as to 100% of the shares upon a change in control of the Company. The exercise price shall be the closing price of the Common Stock as reported on Nasdaq on the date of grant.

The initial awards and the annual awards shall be subject to the terms and conditions of the Company’s 2026 Equity Incentive Plan (the “Plan”), as it may be amended and/or restated from time to time, or any successor plan, and the terms of the option agreements entered into with each director in connection with such awards.

The foregoing share amounts shall be automatically adjusted in the event of any stock split, reverse stock split, stock dividend, recapitalization, reclassification of stock, spin-off or other similar change in capitalization event, in accordance with the terms of the equity incentive plan pursuant to which the awards are granted.

Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each non-employee director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board and committees thereof or in connection with other business related to the Board, and each non-employee director shall also be reimbursed for his or her reasonable out-of-pocket business expenses authorized by the Board or a committee of the Board that are incurred in connection with attendance at various conferences or meetings with management of the Company, in accordance with the Company’s travel policy, as it may be in effect from time to time.

Limit on Non-Employee Director Compensation

Notwithstanding anything herein to the contrary, the maximum aggregate amount of cash and value of equity awards (calculated based on grant date fair value for financial reporting purposes) granted in any calendar year to any individual non-employee director for services as a director shall not exceed $750,000 in the case of an incumbent director; provided, however, that such maximum aggregate amount shall not exceed $1,000,000 in any calendar year for any individual non-employee director for services as a director in such non-employee director’s initial year of election or appointment; and provided, further, however, that fees paid by the Company on behalf of any non-employee director in connection with regulatory compliance, any amounts paid or awards made pursuant to a bona fide consulting agreement for services other than as a director, any amounts paid to a non-employee director as reimbursement of an expense and any financial statement expense associated with the modification of an outstanding award (whether or not granted under the Plan) shall not count against the foregoing limits. The Board may make exceptions to these limits for individual non-employee directors in extraordinary circumstances, as the Board may determine, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

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